MEDISYNC BIOSERVICES, INC. & SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS
AND
REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2010 AND 2009

MEDISYNC BIOSERVICES, INC. & SUBSIDIARY
(A Development Stage Company)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	1

Consolidated Balance Sheets as of December 31, 2010 and 2009	2

Consolidated Statements of Operations for the years ended December 31, 2010 and 2009 and for the period from November 30, 2006 (date of inception) to December 31, 2010	3

Consolidated Statements of Stockholders’ Equity Deficit for the years ended December 31, 2010 and 2009 and for the period from November 30, 2006 (date of inception) to December 31, 2010	4

Consolidated Statements of Cash Flows for the years ended December 31, 2010 and 2009, and for the period from November 30, 2006 (date of inception) to December 31, 2010	5

Notes to Consolidated Financial Statements	7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
MediSync BioServices, Inc. & Subsidiary

We have audited the accompanying consolidated balance sheets of MediSync BioServices, Inc. & Subsidiary (a development stage company) (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended and for the period from November 30, 2006 (date of inception) to December 31, 2010. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MediSync BioServices, Inc. & Subsidiary (a development stage company) as of December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the years then ended and for the period from November 30, 2006 (date of inception) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has not established a reliable source of revenue, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rothstein, Kass & Company, P.C.
Roseland, New Jersey
May 16, 2011

MEDISYNC BIOSERVICES, INC. & SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash	$10,274	$14,454
Accounts receivable	32,406	7,100
Total current assets	42,680	21,554

Furniture and equipment, net of accumulated depreciation of $5,650 and nil, respectively	19,407	25,057
Deposit	-	7,650

TOTAL ASSETS	$62,087	$54,261

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Current liabilities:
Accounts payable	$4,849	$-
Accrued liabilities	1,398,469	555,917
Notes payable to directors, net of original interest discount of nil and $90, respectively	53,000	74,910
Note payable from acquisition of assets	43,000	43,000
Senior subordinated convertible promissory notes, net of original interest discount of nil and $2,193 and debt issuance costs of nil and $75,428, respectively	1,354,005	572,579
Total current liabilities	2,853,323	1,246,406

Long-term liabilities:
Notes payable to directors, net of original interest discount of nil and $60, respectively	-	52,940

STOCKHOLDERS’ DEFICIT
Preferred stock, par value $.0001, 10,000,000 shares authorized and 0 shares outstanding	-	-
Common stock, par value $.0001, 50,000,000 shares authorized, 2,989,805 and 2,260,000 shares issued and outstanding at December 31, 2010 and 2009, respectively	299	226
Additional paid-in capital	29,412	22,374
Deficit accumulated during the development stage	(2,820,947)	(1,267,685)
Total stockholders’ deficit	(2,791,236)	(1,245,085)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$62,087	$54,261

The accompanying notes are an integral part of these consolidated financial statements.

MEDISYNC BIOSERVICES, INC. & SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,		Period from November 31, 2006 (date of inception) to December 31,
	2010	2009	2010

Revenues	$122,195	$-	$122,195
Cost of revenues	(115,860)	-	(115,860)
Gross Profit	6,335	-	6,335

Operating expenses
General and administrative expenses	1,398,191	444,075	2,354,830
Impairment charge	-	110,843	110,843
Total operating expenses	1,398,191	554,918	2,465,673

Loss from operations	(1,391,856)	(554,918)	(2,459,338)

Interest expense	(161,406)	(145,584)	(361,609)

Net loss	$(1,553,262)	$(700,502)	$(2,820,947)

Net loss per common share, basic and diluted	$(0.57)	$(0.31)	$(2.03)

Weighted average number of common shares outstanding, basic and diluted	2,724,081	2,245,697	1,391,708

The accompanying notes are an integral part of these consolidated financial statements.

MEDISYNC BIOSERVICES, INC. & SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common Stock		Additional paid-in	Deficit accumulated during the development
	Shares	Amount	capital	stage	Total

Balances, inception	-	$-	$-	$-	$-
Net loss for the period November 30, 2006 to December 31, 2006				(48,000)	(48,000)
Balance December 31, 2006	-	-	-	(48,000)	(48,000)

Net loss for 2007	-	-	-	(49,672)	(49,672)
Balance December 31, 2007	-	-	-	(97,672)	(97,672)

Issuance of common stock in exchange for services	1,100,000	110	10,890	-	11,000
Issuance of common stock with Convertible Notes	595,000	60	5,890	-	5,950
Issuance of common stock to placement agent	550,000	55	5,445	-	5,500
Net loss for 2008	-	-	-	(469,511)	(469,511)
Balance December 31, 2008	2,245,000	225	22,225	(567,183)	(544,733)

Issuance of common stock with bridge notes	15,000	1	149	-	150
Net loss for 2009	-	-	-	(700,502)	(700,502)
Balance December 31, 2009	2,260,000	226	22,374	(1,267,685)	(1,245,085)

Issuance of common stock with notes	625,000	62	6,250	-	6,312
Issuance of common stock on conversion of notes	104,805	11	788		799
Net loss for 2010	-	-	-	(1,553,262)	(1,553,262)
Balance December 31, 2010	2,989,805	$299	$29,412	$(2,820,947)	$(2,791,236)

The accompanying notes are an integral part of these consolidated financial statements.

MEDISYNC BIOSERVICES, INC. & SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,		Period from November 31, 2006 (date of inception) to December 31,
	2010	2009	2010
Cash flows from operating activities
Net loss	$(1,553,262)	$(700,502)	$(2,820,947)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,650	-	5,650
Impairment charge	-	110,843	110,843
Amortization of discount on convertible debt	9,454	2,975	13,211
Amortization of deferred debt issuance cost	75,428	102,347	204,694
Issuance of common stock in exchange for services	-	-	11,000
Interest on senior subordinated convertible promissory notes	3,805	-	3,805
Increase in cash attributable to changes in operating assets and liabilities:
Accounts receivable and prepaid expenses	(25,306)	-	(25,306)
Accounts payable	4,849	-	4,849
Accrued liabilities	960,402	228,362	1,495,825
Net cash used in operating activities	(518,980)	(255,975)	(996,376)

Cash flows from investing activities
Purchase of Mountain West assets	-	(100,000)	(100,000)
Refund (Payment) of deposit	7,650	(7,650)	-
Net cash provided by (used in) investing activities	7,650	(107,650)	(100,000)

Cash flows from financing activities
Proceeds from notes payable	130,000	75,000	343,000
Proceeds from issuance of Senior subordinated convertible promissory notes	495,000	-	1,045,000
Payment of debt issuance costs	(117,850)	-	(281,350)
Net cash provided by financing activities	507,150	75,000	1,106,650

Net (decrease) increase in cash	(4,180)	(288,625)	10,274

Cash, beginning of period	14,454	303,079	-

Cash, end of period	$10,274	$14,454	$10,274

The accompanying notes are an integral part of these consolidated financial statements.

MEDISYNC BIOSERVICES, INC. & SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For the Years Ended December 31,		Period from November 31, 2006 (date of inception) to December 31,
	2010	2009	2010
Supplemental disclosures of non-cash financing and investing activities:

Note payable issued in connection with the acquisition of assets	$-	$43,000	$43,000

Accrued debt issuance costs	$-	$-	$35,694

Issuance of common stock to placement agent	$-	$-	$5,500

Conversion of notes payable to senior subordinated convertible promissory notes	$-	$-	$90,000

Accrued interest converted to notes payable	$-	$-	$5,000

Accrued interest converted to senior subordinated convertible promissory notes	$-	$-	$10,200

Conversion of senior subordinated convertible promissory notes to common stock	$75,000	$-	$75,000

The accompanying notes are an integral part of these consolidated financial statements.

MEDISYNC BIOSERVICES, INC. & SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED STATEMENTS

1.  Organization and Basis of Presentation

MediSync BioServices, Inc., a Delaware corporation (the “Company”), was formed for the principal purpose of consolidating contract research organizations (CROs) and related businesses that serve the pharmaceutical and biotechnology industries, including site management organizations (SMOs), which sub-contract clinical trial-related responsibilities from a CRO or pharmaceutical/biotechnology company, and post marketing surveillance companies, which monitors a pharmaceutical drug or device after it has been released on the market. The Company believes that future operations may provide added value to the pharmaceutical and biotechnology industries, resulting in increased value to our shareholders.  The Company further believes that each CRO and related business that we acquire (an “Acquired Subsidiary”) may benefit from (a) potential cost savings and efficiencies proposed by our consolidation model, (b) the sharing of, and collaboration on, clinical research studies among the Acquired Subsidiaries, and (c) new services offered by our Acquired Subsidiaries.

Effective as of December 15, 2009, the Company closed on the acquisition of substantially all of the assets of Mountain West Clinical Trials, LLC, an Idaho limited liability company (“Mountain West”). The Company acquired Mountain West as part of its principal business plan of consolidating CROs.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP).  The consolidated financial statements include the accounts of the Company and, since December 15, 2009, its wholly-owned subsidiary, Mountain West.  All intercompany transactions and balances have been eliminated in consolidation.

Development Stage Activities

The Company has been in the development stage since its inception on November 30, 2006.  All activity through December 31, 2010 relates to the Company’s formation and organization, initial funding, senior subordinated convertible promissory notes issuance and the acquisition of Mountain West on December 15, 2009.  There were no operations in 2009, however operations commenced in 2010. The Company selected December 31 as its fiscal year-end.

2.  Summary of significant accounting policies

The Financial Accounting Standards Board (FASB) made the Accounting Standards Codification (ASC) effective for financial statements issued for interim and annual periods ended after September 15, 2009. The ASC combines all previously issued authoritative GAAP into one set of guidance codified by subject area. Subsequent revisions to GAAP by the FASB are incorporated into the ASC through issuance of Accounting Standards Updates (ASU).

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each reporting period. Actual results could differ from those estimates.

MEDISYNC BIOSERVICES, INC. & SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED STATEMENTS (CONTINUED)

2.  Summary of significant accounting policies (continued)

Cash

The Company maintains cash balances at various financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company’s accounts at these institutions may, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts.

Accounts receivables

Accounts receivables are trade monies owed to the Company which are unsecured and non-interest bearing, and are recorded at net realizable value. The Company establishes an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends and other information.  Delinquent accounts are written-off when it is determined that the amounts are uncollectible.  There was no allowance for doubtful accounts at December 31, 2010 and 2009.

Fair value of financial instruments

Cash, accounts payable, accrued expenses and other liabilities reported in the consolidated balance sheets equal or approximate their fair values due to their short term to maturity.

Property and equipment, net

Property and equipment, net, is stated at cost less accumulated depreciation. Depreciation of property and equipment is provided on a straight-line basis over the asset’s estimated useful life or related lease term as follows:

Laboratory equipment	5 years
Furniture and fixtures	5 years
Office equipment	3 years

Replacements, maintenance and repairs that do not improve or extend the life of the respective asset are expensed as incurred.

Long-lived assets

The Company reviews long-lived assets, including fixed assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows.

Income taxes

The Company records deferred tax assets and liabilities based on the differences between the book and tax bases of assets and liabilities and on operating loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.  These amounts are adjusted, as appropriate, to reflect enacted changes in tax rates expected to be in effect when the temporary differences reverse.

MEDISYNC BIOSERVICES, INC. & SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED STATEMENTS (CONTINUED)

2.  Summary of significant accounting policies (continued)

The Company follows ASC 740 when accounting for tax contingencies. The guidance prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under GAAP, tax benefits are initially recognized in the consolidated financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

The Company files an income tax return in the U.S. federal jurisdiction, and may file tax returns in various U.S. state and local jurisdictions. Generally the Company is no longer subject to income tax examinations by major taxing authorities for years before 2007.The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized results in the Company recording a tax liability that increases stockholders’ deficiency. This policy has been applied to all existing tax positions upon the Company’s initial adoption for the year ended December 31, 2010. Based on its analysis, the Company has determined that the adoption of this policy did not have a material impact on the Company’s financial statements upon adoption.  However, the Company’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.  The Company recognizes interest accrued related to unrecognized tax benefits and penalties related to unrecognized tax benefits in income tax fees payable, if assessed.  No interest expense or penalties have been recognized as of, and for the year ended December 31, 2010 and 2009.

Net loss per common share

The Company computes net loss per share in accordance with ASC 26-10. Under the provisions of ASC 26-10, basic net loss per common share, or basic EPS, is computed by dividing net loss by the weighted-average number of common shares outstanding. Diluted net loss per common share, or diluted EPS, is computed by dividing net loss by the weighted average number of shares and dilutive common share equivalents then outstanding. Common share equivalent consists of the incremental common shares issuable upon the exercise of stock options and warrants and debentures. For all periods presented on the consolidated statements of operations, diluted EPS is identical to basic EPS since common share equivalents are excluded from the calculation, as their effect is anti-dilutive due to net losses for the years ended December 31, 2010, 2009, and for the period from November 30, 2006 (date of inception) to December 31, 2010. For the years ended December 31, 2010, 2009 and for the period from November 30, 2006 (date of inception) to December 31, 2010, common stock equivalents of 2,108,755, 1,206,950 and 2,108,755, respectively, were excluded from the net loss per common share calculation because the effect of their inclusion would be anti-dilutive.

Revenue Recognition

In accordance with ASC 605, the Company recognizes revenues when it has completed its obligations and the amount earned is fully determinable and realizable, and collectability is reasonably assured.

Stock Based Compensation

The Company accounts for its stock based employee compensation plans under ASC 718 and ASC 505-50.  ASC 718-10 and ASC 505-50 address the accounting for shared based payment transactions in which an enterprise receives employee services for equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. ASC 718-10 and ASC 505-50 require that such transactions be accounted for using a fair value based method.

MEDISYNC BIOSERVICES, INC. & SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED STATEMENTS (CONTINUED)

2.  Summary of significant accounting policies (continued)

In considering the fair value of the underlying stock when the Company grants options or restricted stock, the Company considers several factors including the fair values established by market transactions. Stock-based compensation includes significant estimates and judgments of when stock options might be exercised, forfeiture rates and stock price volatility.  The timing of option exercises is out of the Company’s control and depends upon a number of factors including the Company’s market value and the financial objectives of the holders of the options.  These estimates can have a material impact on the Company’s stock compensation expense but will have no impact on the Company’s cash flows.

The Company accounts for equity awards issued to non-employees in accordance with ASC Topic 505-50 (formerly EITF No. 96-18 “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with, Selling Goods or Services.”)  ASC 505-50 requires the Company to measure the fair value of the equity instrument using the stock prices and other measurement assumptions as of the earlier of either the date at which a performance commitment by the counterparty is reached or the date at which the counterparty's performance is complete.

Business Combinations

The Company accounts for business combinations in accordance with GAAP, which requires most identifiable assets, liabilities, non-controlling interests and goodwill acquired in a business combination to be recorded at “full fair value”. Under GAAP, all business combinations will be accounted for under the acquisition method. GAAP requires that contingent assets and liabilities and contingent consideration shall be recorded at estimated fair value as of the acquisition date, with any subsequent changes in fair value charged or credited to earnings. Further, acquisition-related costs will be expensed rather than treated as part of the acquisition.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and receivables. The Company deposits its cash and cash equivalents with major financial institutions.  Management believes that credit risk related to these deposits is minimal. Concentrations of credit risk are substantially mitigated by the Company’s credit evaluation process. The Company analyzes the customer’s credit worthiness and current economic trends when evaluating a customer’s credit risk.

Recently issued accounting standards

In January 2010, the FASB issued guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. The guidance requires new disclosures on the transfers of assets and liabilities between Level 1 (quoted prices in active market for identical assets or liabilities) and Level 2 (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers. Additionally, the guidance requires a roll forward of activities on purchases, sales, issuance, and settlements of the assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements). The guidance became effective for us with the reporting period beginning January 1, 2010, except for the disclosure on the roll forward activities for Level 3 fair value measurements, which will become effective for us with the reporting period beginning January 1, 2011. Other than requiring additional disclosures, adoption of this new guidance did not have a material impact on the Company’s consolidated financial statements.

In February 2010, the FASB issued ASU 2010-09 “Subsequent Event (Topic 855) Amendments to Certain Recognition and Disclosure Requirements”.   ASU 2010-09 removes the requirement for an SEC filer to disclose a date in both issued and revised financial statements.  Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of generally accepted accounting principles. All of the amendments in ASU 2010-09 are effective upon issuance of the final ASU, except for the use of the issued date for conduit debt obligors, which is effective for interim or annual periods ending after June 15, 2010.  The Company adopted ASU 2010-09 in February 2010 and therefore omitted the disclosure previously required as referenced above.

MEDISYNC BIOSERVICES, INC. & SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED STATEMENTS (CONTINUED)

2.  Summary of significant accounting policies (continued)

In April 2010, the FASB issued ASU No. 2010-17, Revenue Recognition — Milestone Method. This ASU provides guidance on the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate.  Under the milestone method of revenue recognition, consideration that is contingent upon achievement of a milestone in its entirety can be recognized as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. This standard provides the criteria to be met for a milestone to be considered substantive which includes that: a) performance consideration earned by achieving the milestone be commensurate with either performance to achieve the milestone or the enhancement of the value of the item delivered as a result of a specific outcome resulting from performance to achieve the milestone; and b) it relates to past performance and be reasonable relative to all deliverables and payment terms in the arrangement. This standard is effective on a prospective basis for milestones achieved in fiscal years beginning on or after June 15, 2010. Although we are still evaluating the impact of this standard, we do not expect its adoption to have a material impact on our financial position or the results of our operations.

3.  Going concern

The Company has been in the development stage since its inception on November 30, 2006. Although Mountain West is included in the results, the results have been insignificant with respect to the development activities of the Company.  All activity through December 31, 2010 relates to the Company’s formation and organization, initial funding and senior subordinated convertible promissory notes issuance.

In addition to not establishing a reliable source of revenue, the Company has continued to incur losses and negative cash flows from operations since inception, and does not currently have sufficient funds to operate its business, which raises substantial doubt as to its ability to continue as a going concern.  For the years ended December 31, 2010, 2009 and for the period from November 30, 2006 (date of inception) to December 31, 2010, the Company incurred net loss of approximately $1,553,000, $701,000, and $2,821,000, respectively, and negative cash flows from operations of approximately $519,000, $256,000, and $996,000, respectively.  As of December 31, 2010, 2009, and for the period from November 30, 2006 (date of inception) to December 31, 2010, the Company had a deficit accumulated during the development stage of approximately $2,821,000, $1,268,000, and $2,821,000, respectively.  While the Company is attempting to commence operations and generate revenues through its Merger with Vyteris, as more specifically described in Note 12 hereto, the Company’s cash position is not significant enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect. Due to the current credit crisis, it is uncertain that the Company could raise additional funds. Failure to obtain such financing will require management to substantially curtail, if not cease, operations, which will result in a material adverse effect on the financial position and results of operations of the Company. These conditions, among others, raise substantial doubt the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might occur if the Company is unable to continue in business as a going concern.

MEDISYNC BIOSERVICES, INC. & SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED STATEMENTS (CONTINUED)

4.  Property and Equipment, net

Property and equipment, net, consist of the following:

	2010	2009
Laboratory equipment	$5,681	$5,681
Furniture and fixtures	10,212	10,212
Office equipment	9,164	9,164
Property and equipment	25,057	25,057
Less: Accumulated depreciation	(5,650)	-
Property and equipment, net	$19,407	$25,057

Property and equipment was acquired in conjunction with the Company’s December 2009 acquisition of Mountain West.  Under the acquisition method of accounting, property and equipment was recorded  on the Company’s books at fair value.  No depreciation was recognized during 2009.  Depreciation expense, included in costs and expenses in the accompanying consolidated statements of operations, was $5,650 for the year ended December 31, 2010.

5.  Goodwill

During 2009, the Company determined that the carrying amount of the goodwill exceeded its fair value, which was estimated based on the present value of expected future cash inflows.  Accordingly, a goodwill impairment loss of $110,843 was recognized.

Balance, January 1, 2009	$-
Goodwill from Acquisition of Mountain West	110,843
Impairment charge	(110,843)
Balance, December 31, 2009	$-

6.  Accrued liabilities

Accrued liabilities consisted of the following at December 31,

	2010	2009

Accrued legal and consulting fees	$1,271,779	$443,672
Accrued interest	125,127	53,580
Other	1,563	58,665
	$1,398,469	$555,917

MEDISYNC BIOSERVICES, INC. & SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED STATEMENTS (CONTINUED)

7.  Income taxes

A reconciliation of the statutory U.S. federal income tax rate to the Company's effective tax was as follows:

	2010	2009	Period from November 31, 2006 (date of inception) to December 31, 2010

Statutory U.S. rate	34%	34%	34%
State income taxes, net of federal benefit	6%	6%	6%
Effect of allowance	(40%)	(40%)	(40%)
Total income tax expense (benefit)	0%	0%	0%

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes.  A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company recorded a deferred income tax asset for the tax effect of start-up costs and temporary differences, aggregating approximately $605,000, $460,000, and $605,000, at December 31, 2010,  2009, and for the period from November 30, 2006 (date of inception) to December 31, 2010, respectively.  In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company recorded a full valuation allowance as of December 31, 2010 and 2009.

The tax effects of temporary differences that give rise to significant portions of the net deferred tax assets at December 31 are presented below:

	2010	2009	Period from November 31, 2006 (date of inception) to December 31, 2010
Original issue discount	$1,000	$-	$1,000
Net operating losses	604,000	460,000	604,000
	$605,000	$460,000	$605,000

Utilization of net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The Company has not performed a detailed analysis to determine whether an ownership change under Section 382 of the Internal Revenue Code occurred as a result of the merger with Vyteris, as the ultimate realization of such net operating losses is uncertain. The effect of the ownership change could create an imposition of an annual limitation on the use of net operating loss carryforwards attributable to periods before the merger.

8.  Notes payable

During 2006, the Company borrowed under a note payable of $48,000 from the President of the Company. As of December 31, 2010 and 2009, the outstanding balance was approximately $53,000. For each of the years ended December 31, 2010 and 2009, the Company has recorded   interest expense of $2,650, and for the period from November 30, 2006 (date of inception) to December 31, 2010, the Company has recorded interest expense of $6,004, on the consolidated statement of operations.  The note payable bears interest at 5% with the maturity at the time of a qualifying event.

MEDISYNC BIOSERVICES, INC. & SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED STATEMENTS (CONTINUED)

8.  Notes payable (continued)

During 2009 and 2008, the Company borrowed under various notes payable of $90,000 from the officers of the Company. During September 2008, the officers elected to convert the notes payable to the Convertible Notes of the Company along with the accrued interest of $10,200. The Company issued $45,000 in Convertible Notes and 45,000 shares of the Company’s common stock upon conversion.  The notes payable bears interest at 6% with various due dates, and were converted into Vyteris common stock upon closing of the Merger.

During September 2008, the Company sold 22 Units in the face amount of $550,000. Each unit consists of 25,000 shares on the Company’s common stock, and Senior Subordinated Convertible Promissory Notes (the “Convertible Note”) in the principal amount of $25,000. The Convertible Notes bear interest at 6% and was due in September, 2010. The holders of the Convertible Notes have extended the maturity until the closing of the Merger. Originally, under the terms of the Convertible Notes, after the first closing of Series B Offering (as defined below), the holder of the Convertible Note will have the option to convert the outstanding principal amount and accumulated interest into Series B Units as the price paid and on the terms offered to investors participating in the Series B Offering (as defined below). Following the sale of Units, the Company currently contemplates offering (the “Series A Offering”) for sale between $5 to $10 million of units comprised of its Series A Preferred Stock and warrants to purchase common stock (the “Series A Units”). Following the Series A Offering, the Company currently contemplates offering (the “Series B Offering”) for sale between $10 to $15 million of units comprised of its Series A Preferred Stock  and warrants to purchase common stock (the “Series B Units”).  Since the execution of the Merger Agreement with respect to the Merger, the holders of the Convertible Notes converted their Notes into shares of Vyteris Common Stock upon consummation of the Merger as set forth in footnote 12 below.

In December 2009, the Company borrowed under various notes payable $75,000 from certain directors and entities affiliated with directors of the Company.  These notes had an interest rate of 6% and were due on April 16, 2010.  They were converted to Senior Subordinated Convertible Promissory Notes with the 2010 offering discussed below.

In the first and second quarters of 2010, the Company raised an additional $625,000 in Senior Subordinated Convertible Promissory Notes, and issued 625,000 in shares of Common Stock of the Company, in connection thereof.  The terms of these Notes are identical to the terms of the Convertible Notes except that the due date for these notes is June 30, 2011. These Notes had an interest rate of 6% and were also converted into Vyteris common stock upon closing of the Merger.

During 2010 the Company converted $75,000 in Senior Subordinated Convertible Promissory Notes, issued in December 2009, with related interest of $3,805, and $26,000 in Senior Subordinated Convertible Promissory Notes, issued in 2010, and issued 104,805 in shares of Common Stock of the Company.

9.  Stockholders’ deficiency

The Company is authorized to issue 50,000,000 shares of common stock with a par value of $.0001 (“Common Stock”) and 10,000,000 shares of preferred stock with a par value of $.0001 per share. As of December 31 2010, there were no shares of preferred stock issued and outstanding.

For the year ended December 31, 2008, the Company issued an aggregate of 1,100,000 shares of Common Stock to the management of the Company in exchange for a total of $11,000 of services rendered. These shares were valued at a weighted average of $0.01 per share which represents the fair value of the stock issued which did not differ materially from the value of services received.

MEDISYNC BIOSERVICES, INC. & SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED STATEMENTS (CONTINUED)

9. Stockholders’ deficiency (continued)

During the year ended December 31, 2008, the Company issued 595,000 shares of Common Stock to Directors as incentive for loaning $595,000 in various bridge notes.

During the year ended December 31, 2008, the Company issued an aggregate of 550,000 of Common Stock to an affiliate of its placing agent for $5,500.  These shares were valued at a weighted average of approximately $0.01 per share.

During the year ended December 31, 2009, the Company issued 15,000 shares of Common Stock to Directors as incentive for loaning $75,000 in various bridge notes.

During the year ended December 31, 2010, the Company issued 625,000 shares of Common Stock associated with the issuance of the 2010 Senior Subordinated Convertible Promissory Notes.

During the year ended December 31, 2010, the Company issued 104,805 shares of Common Stock to Directors as incentive for loaning various bridge notes.

Since November 30, 2006 (date of inception) to December 31, 2010, the Company has calculated the fair value of its Common Stock to be de minimis, due to being in a development stage and not having profitable operations.

10.  Related party transactions

The Company has entered into a services agreement with SMC Ventures Inc. (the “Contractor”), as an independent contractor of the Company, to make available the services of Mr. Dov Ehrlich (the “Services Agreement”). SMC Ventures Inc. is wholly owned by Mr. Ehrlich.  The Services Agreement has a term of three years.  Mr. Ehrlich will serve as the Company’s Chief Executive Officer, President and Secretary, reporting to the Board of Directors. The Services Agreement states that the Company’s current intention is to be headquartered in New York, New Jersey, or Connecticut.  The services agreement was not in effect during 2008, 2009 or 2010, due to no qualifying event occurring.

Under the Services Agreement, the Contractor is entitled to $175,000 in annual base compensation (subject to review at least annually for possible increases) and an annual bonus pursuant to any bonus plan or program established by the Company that applies to the Contractor (the “Annual Bonus”). The Contractor is also entitled to an option to purchase 134,700 shares of Common Stock  The option will be subject to such terms and conditions, including vesting criteria, as may be established by the Compensation Committee in the option agreement, but will also vest upon the earlier of the effective date of a change of control (as defined in the option agreement) or the first closing date of the Company’s issuance and sale of units, through a placement agent, comprised of shares of the Company’s Series B Preferred Stock and debt instruments or warrants convertible into or exercisable for the Company’s capital stock, with gross proceeds to the Company from such issuance and sale of at least $10,000,000, provided Mr. Ehrlich continues to perform services for the Company on the applicable date.

The Services Agreement is terminable by the Company with or without “cause,” and by the Contractor for “good reason,” as further discussed below.  The Services Agreement provides that the Contractor is eligible for twelve months severance pay in the event that the Agreement is terminated by the Company without “cause,” or by the Contractor for “good reason”.

Pursuant to the terms of another consulting agreement, a consultant is entitled to receive the grant of a stock option to purchase 67,350 shares of Common Stock. The grant of the option will be made effective as of the minimum cash closing of $5,000,000, subject to the approval of the Company’s Board of Directors.

MEDISYNC BIOSERVICES, INC. & SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED STATEMENTS (CONTINUED)

10.  Related party transactions (continued)

The option will be fully vested on the date of grant, will have a 5 year term (subject to earlier termination upon termination of services), will be issued at an exercise price equal to fair market value on the date of grant, and will be subject to such other terms and conditions as are contained in the applicable stock option agreement. No options were granted and outstanding under this agreement as of December 31, 2010.

For the years ended December 31, 2010, 2009 and for the period from November 30, 2006 (date of inception) to December 31, 2010, payments to SMC Ventures of $160,413, $174,996 and $390,621, respectively, are included in general and administrative expenses on the consolidated statement of operations.  These payments are for services rendered and are not pursuant to any contractual obligation by the Company.

For the years ended December 31, 2010, 2009 and for the period from November 30, 2006 (date of inception) to December 31, 2010, the Company has received money in various forms of financing from shareholders of $625,000, $75,000 and $1,275,200, respectively, are included in notes payable on the consolidated balance sheets for 2010, and 2009.

For the years ended December 31, 2010, 2009 and for the period from November 30, 2006 (date of inception) to December 31, 2010, the Company has received money in various forms of financing from shareholders of $361,779, nil, and $361,779, respectively, are included in general and administrative expenses on the consolidated statement of operations.

11.  Acquisition of Mountain West

Effective as of December 15, 2009, the Company closed on the acquisition (the “Acquisition”) of substantially all of the assets of Mountain West. The Company acquired Mountain West as part of its principal business plan of consolidating CROs.

The aggregate purchase price for the Acquisition is comprised of (i) a $100,000 cash payment at closing, (ii) a one-year subordinated promissory note in the aggregate principal amount of $43,000 with an interest rate of 7% per annum and (iii) earn-out payments, payable in cash, based on Mountain West’s achievement of revenue targets of $535,000 and $715,000 during 2010 and 2011, respectively. Mountain West did not achieve its revenue targets for the year ended December 31, 2010. The Company has not ascribed value to this contingent consideration because it is unlikely that Mountain West will achieve the revenue targets triggering the earn-out payments.  Acquisition costs of approximately $30,000 incurred in connection with the transaction were expensed under general and administrative expenses in the consolidated statement of operations for the year ended December 31, 2009.

Under the acquisition method of accounting, the identifiable assets acquired were recognized and measured as of the acquisition date based on their estimated fair values. The excess of the Acquisition date fair value of consideration transferred over estimated fair value of the net intangible assets acquired were recorded as goodwill. The Company did not recognize any other intangible assets in the Acquisition.

The total purchase price for the Acquisition is allocated as follows:

Accounts receivable	$7,100
Furniture and equipment	25,057
Goodwill	110,843
$143,000

MEDISYNC BIOSERVICES, INC. & SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED STATEMENTS (CONTINUED)

11.  Acquisition of Mountain West (continued)

Immediately following the December 15, 2009 Acquisition, the Company recognized an impairment charge for the entire amount of goodwill (see Note 5). The impact of the Acquisition has been recorded in the accompanying 2009 consolidated balance sheet and consolidated statement of cash flows.  There were no operations by Mountain West in 2009, however operations commenced in 2010.

12.  Subsequent Events

Merger

On April 1, 2011, Vyteris Inc, (“Vyteris” or the “Registrant”) executed an Agreement and Plan of Merger (the “Merger Agreement”) with the Company, the Registrant and VYHNSUB, Inc. (the “Merger Sub”), pursuant to which the Merger Sub will be merged with and into the Company, with Company continuing as the surviving corporation and a wholly-owned subsidiary of the Registrant (the “Merger”).  On April 6, 2011, the Registrant, Merger Sub and MediSync consummated the Merger by filing a Certificate of merger with the Secretary of State of the State of Delaware.  As a result of the Merger, the business of MediSync will be wholly owned and operated by the Registrant.

The Company issued 220,000 finders warrants to Spencer Trask Ventures, Inc., related party to a principal stockholder of the Company, bearing substantially the same terms as the warrants issued to investors. The fair value of such warrants was de minimis.

The following is a summary of certain terms and conditions set forth in the Merger Agreement.

The Registrant has agreed to pay the following consideration, consisting of common stock and warrants and options to purchase common stock of the Registrant, to the holders of debt and equity securities of the Company in connection with the Merger:

•	To the holders of MediSync common stock, five shares of the Registrant’s common stock for each share of MediSync’s common stock.

•	To the holders of convertible notes and other indebtedness of MediSync, five shares of the Registrant’s common stock for each $1.00 of MediSync debt.

•
To the holders of MediSync warrants, warrants to purchase five shares of the Registrant’s common stock, at  a $0.20 exercise price and with a five year term, for each MediSync warrant to purchase (i) a share of MediSync common stock and (ii) $1 of convertible note to be issued by MediSync.

•
To the holders of MediSync options, options to purchase five shares of the Registrant’s common stock, at a $.20 exercise price and with a 10 year term, for each option to purchase a share of MediSync common stock.

In total, (i) 25,816,283 shares of the Registrant’s common stock shall be issued to holders of MediSync common stock, convertible notes and other indebtedness, (ii) warrants to purchase 2,090,000 shares of the Registrant’s common stock shall be issued to holders of MediSync warrants and (iii) options to purchase 1,683,750 shares of the Registrant’s common stock shall be issued to holders of MediSync options.

MEDISYNC BIOSERVICES, INC. & SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED STATEMENTS (CONTINUED)

12.  Subsequent Events (continued)

Expired Definitive Agreement with CRO

On September 2, 2010, the Company entered into an agreement to purchase all of the issued and outstanding equity of a New Jersey based CRO (“NJ CRO”).  The purchase price for the acquisition consists of:

•	$4,250,000 in cash,
•	$950,000 in promissory notes, and
•	Vyteris common stock valued at $750,000.

For each of the first three years following closing, the two principals of the NJ CRO will be entitled to $400,000 in earn outs each year if the following EBITDA targets are met:

•	year 1 - $1,250,000,
•	year 2 - $1,437,000; and
•	year 3 - 1,625,000

The two principals also agreed to enter into employment agreements with the Company at closing.  The two employment agreements carry a term of three years from the date of closing and contain compensation terms similar to those currently in place between those principals and the NJ CRO.  On December 15, 2010, the NJ CRO entered into an amendment to the acquisition agreement with the Company pursuant to which the closing was extended to March 31, 2011.  As of April 1, 2011, the definitive agreement with this NJ CRO expired. The Company is currently negotiating with the two principals of the NJ CRO for a further extension of the definitive agreement.

MEDISYNC BIOSERVICES, INC.
(A Development Stage Company)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

MEDISYNC - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Introduction

The following discussion and analysis should be read in conjunction with MediSync BioServices Inc.’s (the “Company” or “we”, “our” or “us”) accompanying consolidated financial statements and the notes to those consolidated financial statements included elsewhere in this document. The following discussion includes forward-looking statements that reflect MediSync’s plans, estimates and beliefs. MediSync’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this document.

Overview

We are a development stage company formed in 2006 for the purpose of consolidating preclinical and contract research organizations (CROs) and related businesses, including site management organizations (SMOs), which sub-contract clinical trial-related responsibilities from a CRO or pharmaceutical/biotechnology company, and post marketing surveillance companies, which monitor pharmaceutical drugs or devices after release into the market.  MediSync believes that its future operations may provide added value to the pharmaceutical and biomedical industries as a valuable outsource service to them, resulting in increased value to its shareholders.  The CRO business model is expected to provide cash flow which can assist in funding MediSync’s operations. MediSync further believes that each CRO and related business that it acquires (each, an “Acquired Business”) may benefit from (a) potential cost savings and efficiencies proposed by its consolidation model, (b) the sharing of, and collaboration on, clinical research studies among the Acquired Businesses and (c) new services offered by other Acquired Businesses.  MediSync closed on its first acquisition, Mountain West, in January 2010, and has several other potential Acquired Businesses in its pipeline; however, at present, there are no potential acquisitions which are currently in the definitive agreement stage.

MediSync anticipates that its Acquired Businesses will consist of companies that play an integral role in assisting pharmaceutical and biotechnology companies with their development of and strategies relating to drugs, biologics and medical devices.  MediSync intends to principally target privately owned and operated companies that are profitable (after making certain pro-forma acquisition adjustments), with at least five years of operating history, and which have built a good reputation through working with numerous well-known pharmaceutical customers.

MediSync plans to build value through programs designed to drive incremental new revenues and benefit from economies of scale, proactive business development and marketing initiatives, centralized management and information systems, “brand name” identification, and by broadening the scope of services offered by each of its Acquired Businesses.

With respect to its Acquired Businesses, MediSync plans to strategically:

•	Contribute expansion capital as appropriate and available;

•	Increase operational efficiency;

•	Leverage unique specialties and areas of expertise of each Acquired Business;

•	Create new revenue streams through new service offerings;

•	Leverage cost savings through economies of scale;

•	Operate throughout the U.S. and subsequently embark upon a global expansion; and

•	Carefully monitor the synergies between the Acquired Businesses and nurture organic growth of their businesses.

MediSync intends to cause each Acquired Business to maintain its own identity and specialty skills while at the same time benefiting from operating efficiencies and lower overhead costs.  Because MediSync plans to target small to mid-size companies, management believes that a consolidation of resources could significantly contribute to the expansion of operations resulting in increased revenues.  MediSync believes that its acquisition of carefully selected companies with complementary attributes and expertise will contribute to an inherent synergy, thereby allowing the Acquired Businesses to source, and collaborate on, clinical research studies among each other.  Thus, MediSync can expand its operation by offering a larger range of services provided by each of its unique Acquired Businesses to potential customers.

On April 6, 2011, we closed our Merger Agreement with Vyteris with the following terms:

Purchase Price

The Company has agreed to receive the following consideration, consisting of common stock and warrants and options to purchase common stock of Vyteris, to the holders of debt and equity securities of the Company in connection with the Merger:

•	To the holders of MediSync common stock, five shares of Vyteris common stock for each share of MediSync’s common stock.

•	To the holders of convertible notes and other indebtedness of MediSync, five shares of Vyteris common stock for each $1.00 of MediSync debt.

•
To the holders of MediSync warrants, warrants to purchase five shares of Vyteris common stock, at a $0.20 exercise price and with a five year term, for each MediSync warrant to purchase (i) a share of MediSync common stock and (ii) $1 of convertible note to be issued by MediSync.

•
To the holders of MediSync options, options to purchase five shares of Vyteris common stock, at a $0.20 exercise price and with a 10 year term, for each option to purchase a share of MediSync common stock.

In total, (i) 25,816,283 shares of Vyteris’ common stock shall be issued to holders of MediSync common stock, convertible notes and other indebtedness, (ii) warrants to purchase 2,090,000 shares of Vyteris’ common stock shall be issued to holders of MediSync warrants and (iii) options to purchase 1,683,750 shares of Vyteris’ common stock shall be issued to holders of MediSync options.

By agreement of the Boards of Directors of the parties, each share of MediSync common stock, and all warrants, options and convertible indebtedness of MediSync, were valued at $1.00 per share of MediSync common stock, and each share of Vyteris’ common stock was valued at $0.20 (which was the per share conversion price in the June 2010 convertible note financing transaction consummated by  Vyteris and the most recent private placement transaction prior to the August 2010 negotiations regarding the purchase price for the acquisition of MediSync).  The transaction was approved by both Boards of Directors in March 2011.

Critical Accounting Policies

The “Management’s Discussion and Analysis of Financial Condition or Plan of Operation” section discusses our consolidated financial statements, which have been prepared in accordance with GAAP. To prepare these consolidated financial statements, we must make estimates and assumptions that affect the reported amounts of assets and liabilities. These estimates also affect our reported revenues and expenses. On an ongoing basis, management evaluates its estimates and judgment, including those related to revenue recognition, accrued expenses, financing operations and contingencies and litigation. Management bases its estimates and judgment on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our consolidated financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Principles of Consolidation:

 The consolidated financial statements include the accounts of the Company, and its wholly owned subsidiary, Mountain West. All significant inter-company balances and transactions have been eliminated in consolidation.

Revenue Recognition:

MediSync recognizes revenues when collection is allowed within client contracts. MediSync does not believe there is significant risk of recognizing revenue prematurely since its contracts are standardized, the earnings process is short, and no single project accounts for a significant portion of MediSync’s revenue.

Plan of Operation

Estimated Future Cash Requirements

MediSync’s cash requirements have been historically met by private investors, who are either existing contacts of MediSync’s current management or board of directors or who come to the attention of MediSync through brokers, financial institutions and other intermediaries. Cash generated from MediSync’s wholly owned subsidiary, Mountain West is not sufficient to support MediSync’s overhead.  MediSync’s access to capital has always been dependent upon general financial market conditions.

MediSync’s future capital requirements will depend on numerous factors, including the profitability of its subsidiary projects and its ability to control overhead costs. MediSync believes that its current assets will not be sufficient to meet its operating expenses and capital expenditures. However, MediSync cannot predict when and if any additional capital contributions may be needed, and MediSync will rely on the ability of Vyteris to attract additional financing after the closing of the Merger to fund its operations.

There can be no assurances that Vyteris will be successful in raising additional capital via debt or equity funding, or that any such transactions, if consummated, will be on terms favorable to Vyteris and MediSync.  In the event that additional capital is not obtained from other sources, it may become necessary to alter MediSync’s development plans.

MediSync is pursuing acquisition targets with respect to its pipeline, which are targeted for closing by the end of the first quarter of 2012 (although none is currently in the definitive agreement stage).  These include the following:

•
Potential extension of agreement with scientific consulting firm across a variety of business applications to industry and counsel in (i) assisting clients with the navigation of clinical and regulatory requirements, and (ii) supporting clients in defending their products in a variety of legal actions. Transaction terms include a total purchase price up to $7.3 million consisting of (i) $4.3 million in cash; (ii) $1.0 million in purchase money promissory note; (iii) 3.75 million shares of Company common stock valued at $0.8 million; and (iv) earn outs of up to $1.2 million over three years.

•
Signed letter of intent with a service management organization specializing in trials requiring a controlled environment.  Transaction terms include a total purchase price of $10.0 million consisting of (i) $8.0 million in cash; and (ii) $550,000 in Vyteris common stock, along with a $1.2 million earn out.  Due diligence, as well as an audit of the targets financial statements, is underway.

•
Negotiations underway with a CRO with a 50 bed research unit.  Transaction terms anticipated including a total purchase price of $12.5 million, with $10.0 million in cash and $1.0 million in equity, with a $1.5 million three-year earn out.

•
Negotiations underway with an international CRO.  Transaction terms anticipated to include a total purchase price of $7.5 million, with $1.0 million in cash and $4.0 million in equity, with $2.5 million in a combination of purchase money notes and/or earn outs.

•
Negotiations underway with a research company which specializes in post-marketing surveillance.  Transaction terms anticipated to include a total purchase price of $7.5 million, with $4.0 million in cash, $1.8 million in earn out and $0.9 million in each of a purchase money note and equity.

There can be no assurances whether any or all of the above described acquisitions will be consummated or if financing can be secured therefor, and if so for any acquisition or financing, on what terms.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

MediSync acquired Mountain West on December 15, 2009.  However, operations did not commence as an acquired subsidiary until January 20, 2010.  As such, comparisons in revenue, gross profits and income for the year ended December 31, 2010 will include results for Mountain West, but the results for the year ended December 31, 2009 will not include any results for Mountain West.  This is consistent with the presentation reported by MediSync’s independent auditors in a prepared audit.

Comparison of December 31, 2009 versus 2008

For the year ended December 31, 2009 and 2008, MediSync had no revenues or gross margin.

General and administrative expenses were $444,075 for the year ended December 31, 2009 and $423,542 for the year ended December 31, 2008. This 4.8% increase was due to an increase in legal and auditing fees.

In 2009, there was an impairment charge of $110,843 representing the recognition of an impairment charge after completing our analysis of the foreseeable cash flow associated with the acquisition of Mountain West.

As a result, the loss from operations was $(554,918) for the year ended December 31, 2009 compared to a loss of $(423,542) for the year ended December 31, 2008.  This 31.0% increase in loss was due primarily to the impairment charge and increase in general and administrative expenses.

Interest expense for the year ended December 31, 2009 was $145,584 compared to $45,969 for the year ended December 31, 2008.  This expense increase of 216.7% was due to an increase in notes payable incurred by MediSync, in addition to the recognition of amortization of debt issuance costs recorded as interest expense.

MediSync’s net loss was $(700,502) in 2009 compared to a net loss of $(469,511) in 2008. This loss increase of (49.2%) was due primarily to the additional interest expense of additional borrowing and the impairment charge.

Comparison of December 31, 2010 versus 2009

MediSync generated $122,195 in revenues during 2010 as compared to no revenues during the 2009.  The 2010 revenues are derived from our Mountain West subsidiary.

Gross margin was $115,860 during the 2010 compared to no gross margin during 2009.

General and administrative expenses were $1,398,191 during 2010 compared to $444,075 during the 2009.  The 214.9% increase was primarily due to additional consulting expenses in connection with support during the development phase.

Interest expense was $161,406 during 2010 compared to $145,854 during 2009.  The 10.9% increase was due to the accelerated amortization of debt issuance costs in anticipation of a new round of financing.

Net loss was $(1,553,262) during 2010 compared to $(700,502) during 2009.  The 127.7% increase in the loss was due to the increased general and administrative costs and interest expenses.

Liquidity and Capital Resources

Liquidity

For the year ended December 31, 2009, MediSync issued $75,000 principal amount of promissory notes.  MediSync’s expenses exceeded this additional capital and as a result, MediSync’s cash position decreased from $303,079 to $14,454.   Accounts receivable increased $7,100 as a result of the acquisition of Mountain West.  This allowed for the acquisition of Mountain West and its continued development activities.

For the year ended December 31, 2010, MediSync issued an additional $700,000 principal amount of promissory notes allowing the support of MediSync’s development needs. Accounts receivable increased to $32,406 during 2010.  There are no other liquidity components of MediSync. MediSync’s management believes that the current level of cash of $10,274 plus additional capital raising efforts will allow MediSync to meet its liquidity needs.

On December 31, 2009, MediSync had total assets of $54,261 compared to $303,079 on December 31, 2008. The decrease of $248,818 was due to a decrease in cash, offset by an increase of $39,807 in assets acquired in the acquisition of our Mountain West subsidiary.

On December 31, 2010, MediSync had total assets of $62,087 compared to $54,261 on December 31, 2009. The decrease of $7,826 was due to $700,000 principal amount of promissory notes issued in 2010, offset by an increase of general and administrative costs and interest expense.

Capital Resources

MediSync’s capital resources are comprised primarily of private investors who are either existing contacts of MediSync’s management or board of directors or who come to the attention of MediSync through brokers, financial institutions and other intermediaries.  MediSync’s access to capital is always dependent upon general financial market conditions, especially those which pertain to venture capital situations.

Material Commitments for Capital Expenditures

MediSync made no material commitments for future expansion which would require capital expenditure as of December 31, 2010.  Since MediSync is in the development stage, with the goal of acquisitions, there are various acquisition targets that will be the subject of disclosure when definitive agreements are completed.

Inflation

MediSync's results of operations have not been affected by inflation; however, MediSync’s management anticipates that inflation may have a material impact on its operations in the future.

Off-Balance Sheet Arrangements

MediSync currently does not have any off-balance sheet arrangements.